Exhibit 10.120

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (the “2nd Amendment”) is made and entered into by and between QS Energy, Inc. (the “Company”) and Greggory M. Bigger (“Executive”), effective as of March 10, 2016 (the “2nd Amendment Effective Date”), with reference to the following:

RECITALS

A.	Effective as of February 1, 2012, the Company and Executive entered into that certain Employment Agreement (the “Employment Agreement”);

B.	Effective as of September 1, 2013, the Company and Executive entered into that certain First Amendment to Employment Agreement (the “1st Amendment”);

C.	It is the desire of the Company and Executive to amend the Employment Agreement again, pursuant to the terms and conditions of this 2nd Amendment, effective as of the 2nd Amendment Effective Date.

NOW, THEREFORE, the parties hereto agree further to amend the Employment Agreement, as follows: (All capitalized terms used herein shall have the meanings ascribed to such terms in the Employment Agreement.)

I. Section 1 of the Employment Agreement is hereby amended and restated as follows:

Effective Date and Term. Unless sooner terminated as provided in this Agreement, including as a result of the Company’s early termination of this Agreement as provided in Section 4 below, the Company shall continue to employ Executive for an initial term commencing on March 10, 2016 (the “Effective Date”), and continuing thereafter until the close of business on the day immediately preceding the third anniversary of the Effective date (the “Expiration Date”). This Agreement shall in all respects terminate on the Expiration Date, except for those obligations of either party that are expressly stated to continue after such time or by nature will continue after such time. The period beginning on the Effective Date and ending on the earlier of the Expiration Date or the date Executive's employment under this Agreement actually terminates is referred to as the “Term.” No less than ninety (90) days prior to the Expiration Date, the Company and the Executive hereby undertake to meet and negotiate a mutually acceptable extension of the Expiration Date.

II. If there are any inconsistencies between the Employment Agreement and the 1st Amendment and the terms and conditions of this 2nd Amendment, the terms and conditions of this 2nd Amendment shall control.

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III. Except for the changes set forth in this 2nd Amendment, all terms and conditions in the Employment Agreement and 1st Amendment shall remain unchanged and in full force and effect.

Executed effective as of the 2nd Amendment Effective Date.

QS ENERGY, INC.

By:	/s/ MARK STUBBS
Mark Stubbs,
Director and Chairman of the Audit Committee, on behalf of the Board of Directors

/s/ GREGGORY M. BIGGER
Greggory M. Bigger

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